SCHEDULE 14A

(Rule 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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Check the appropriate box:

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☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12.

LCA - VISION INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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LCA-VISION INC.

7840 Montgomery Road

Cincinnati, OH 45236

ANNUAL MEETING OF STOCKHOLDERS

May 21, 2013

TO THE STOCKHOLDERS OF LCA-VISION INC.:

You are cordially invited to attend the Annual Meeting of Stockholders of LCA-Vision Inc. (the “Company”) to be held on May 21, 2013 at 10:00 a.m. at The Queen City Club, 331 East Fourth Street, Cincinnati, Ohio 45202, for the purpose of considering and acting on the following:

1)	Election of the five Director Nominees named in the accompanying proxy statement to serve until the 2014 Annual Meeting.

2)	Ratification of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending December 31, 2013.

3)	Approval, by an advisory vote, of the compensation paid by the Company to its named executive officers.

4)	Transaction of such other business as may properly come before the meeting or any adjournment thereof.

Stockholders of record at the close of business on March 22, 2013 will be entitled to vote at the meeting.

This year we are furnishing our proxy materials to our stockholders over the internet. You may read, print and download our Annual Report and Proxy Statement at the investor relations section of our website at www.lasikplus.com. We provided access to our proxy materials beginning on or about April 11, 2013. On that day, we either mailed to our stockholders the Notice of Internet Availability (the “Notice”), began mailing to our stockholders a paper copy of this proxy statement and proxy card, or delivered proxy materials electronically to our stockholders who previously consented. The Notice also provides instructions on how you can request a paper copy of these documents if you desire.

You may vote via the internet or by requesting a proxy card to complete, sign and return by mail. If you do attend the meeting, you may vote personally on all matters which are considered. It is important that your shares be voted. In order to avoid the additional expense to the Company of further solicitation, we ask your cooperation in submitting your proxy promptly.

By Order of the Board of Directors

Michael J. Celebrezze Chief Executive Officer

April 11, 2013

LCA-VISION INC.

7840 Montgomery Road

Cincinnati, OH 45236

PROXY STATEMENT

Our Board of Directors (the “Board”) is soliciting your proxy to vote your shares at the Annual Meeting of Stockholders of LCA-Vision Inc. to be held on May 21, 2013. We are mailing to our stockholders the Notice of the meeting on or about April 11, 2013.

OUTSTANDING VOTING SECURITIES

Each of the 19,177,687 shares of our common stock outstanding on March 22, 2013, the record date for the Annual Meeting, is entitled to one vote on all matters coming before the meeting. Only stockholders of record on our books at the close of business on March 22, 2013 will be entitled to vote at the meeting, either in person or by proxy.

If on the record date your shares were held not in your name, but rather in an account at a brokerage firm, bank, dealer or similar organization (“Broker”), then you are the beneficial owner of the shares held in “street name,” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your Broker regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, if you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid proxy from your Broker.

PROXIES AND VOTING

The proxy names two of our officers, Michael J. Celebrezze and Amy F. Kappen, as the individuals who will vote your shares as you instruct when you vote by mail, telephone or the internet. If a stockholder of record submits a signed proxy without affirmatively designating how they wish it to be voted, Mr. Celebrezze and Ms. Kappen will vote your shares in accordance with the recommendation of the Board of Directors.

For beneficial stockholders, the Notice, which has been forwarded to you by your Broker, directs you to the website where you will find our proxy materials. Your Broker has also provided instructions on how you may request a paper or email copy of our proxy materials, as you prefer. You have the right to direct your Broker on how to vote your common shares by following the voting instructions that you received from your Broker.

If you hold LCA-Vision shares in street name, you must give instructions to your Broker on how you would like your shares to be voted. If you do not provide any instructions, your Broker can vote your shares on “routine” items. Your Broker has discretion to vote any uninstructed shares on the ratification of the appointment of the Company’s independent registered public accounting firm, but not on any other item on the meeting agenda. If you are a stockholder of record and you do not cast your vote, no votes will be cast on your behalf on any of the items of business at the Annual Meeting.

A Broker “non-vote” occurs when the stockholder provides no instructions and the item is non-routine. We will not count Broker non-votes in determining whether a vote was cast for a proposal.

Registered and beneficial stockholders can enroll in the electronic delivery service for future stockholder meetings by using your Notice to register online at www.proxyvote.com, by indicating that you agree to receive or access shareholder communications electronically in future years.

YOUR PERSONAL VOTE IS VERY IMPORTANT. WE URGE YOU TO VOTE AND/OR PROVIDE YOUR BROKER WITH VOTING INSTRUCTIONS PROMPTLY.

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On Proposal 1, the election of directors, the five Director Nominees receiving the most “For” votes from the holders of shares present in person or by proxy and entitled to vote on the matter will be elected. Only votes “For” or “Withheld” will affect the outcome.

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To be approved, Proposal 2, the ratification of the selection of Ernst & Young LLP as our independent auditors for 2013, must receive “For” votes from the holders of a majority of the shares present in person or by proxy and entitled to vote on the matter. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes are not deemed to be votes cast, and therefore will have no effect on the outcome of this proposal.

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To be approved, Proposal 3, approval of executive compensation, must receive “For” votes from the holders of a majority of the shares present in person or by proxy and entitled to vote on the matter. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes are not deemed to be votes cast, and therefore will have no effect on the outcome of this proposal.

We are soliciting proxies from our stockholders principally by mail or electronically, but we may also have our directors, officers and other employees solicit proxies in person or by telephone or other means. If these persons do assist in the proxy solicitation process, we will not compensate them over and above their regular salaries for doing so. We will reimburse Brokers for their reasonable costs in forwarding materials to beneficial owners and obtaining voting instructions from those owners. We will pay all expenses relating to our solicitation of proxies.

A quorum of stockholders is necessary to hold a valid Annual Meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares as of the record date are present at the Annual Meeting in person or by proxy. The holders of 9,588,844 shares must be present in person or by proxy at the Annual Meeting to have a quorum.

Your shares will count towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your Broker) or if you vote in person at the Annual Meeting. Broker non-votes will not count towards the quorum requirement. If there is no quorum, the holders of a majority of the shares present at the meeting in person or by proxy may adjourn the Annual Meeting to another date.

We must receive your proxy by the times detailed in the Notice and proxy card for it to be counted.

Holders of shares of common stock do not have appraisal rights under Delaware law in connection with the matters to be acted on at the Annual Meeting.

You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

1.	You may submit another properly completed proxy card or vote on the website with a later date.

2.	You may send a timely written notice that you are revoking your proxy to us at 7840 Montgomery Road, Cincinnati, Ohio 45236, Attention: Secretary.

3.

You may attend the Annual Meeting and vote in person. Attending the meeting will not by itself, however, revoke your prior vote. If your shares are held by your Broker, you should follow the instructions provided by your Broker.

BUSINESS TO BE CONDUCTED AT THE ANNUAL MEETING

Proposal 1. Election of Directors. At the 2013 Annual Meeting, you will be asked to elect five directors to hold office until the 2014 Annual Meeting of Stockholders.

All current directors (other than Mr. Gutfreund, who is retiring as a director immediately prior to the Annual Meeting) have been nominated for election at the Annual Meeting (“Director Nominees”). Each of the Director Nominees was recommended to the Board of Directors by the Nominating and Governance Committee of the Board after consideration of past service on the Board and the experience, qualifications and skills noted in the biographical information below. Although we have no reason to believe that any Director Nominee will, prior to the date of the meeting, become unable to serve if elected, if someone should, proxies will be voted for the election of any substitute nominee.

In an uncontested election, the governance guidelines and principles adopted by the Board of Directors require that any Director Nominee who receives a greater number of votes “Withheld” from his election than votes “For” such election must tender his resignation for consideration by the Nominating and Governance Committee. The Nominating and Governance Committee then will recommend to the Board the action to be taken with respect to such resignation.

In accordance with our Governance Guidelines and Principles, the Board of Directors reviewed the continuation of services by Mr. Woods and determined that an exception to our retirement policy was appropriate to allow him to serve for an additional term if he is reelected by stockholders. Mr. John Gutfreund, who currently serves as a director, has decided to retire from the Board of Directors. His term will end immediately prior to the Annual Meeting, and the Board size will decrease from six to five.

The Board recommends that each Director Nominee, described below, be elected to serve until the 2014 Annual Meeting or until his successor is elected and qualified.

William F. Bahl, age 62, has served as a member of the Board since 2005. He is the co-founder and President of Bahl & Gaynor Investment Counsel, an independent registered investment adviser located in Cincinnati. Prior to founding Bahl & Gaynor in 1990, he served as Senior Vice President and Chief Investment Officer at Northern Trust Company in Chicago and held prior positions at Fifth Third Bank and Mellon Bank. Mr. Bahl has been a director of Cincinnati Financial Corporation since 1995, serving as chair of that publicly traded company’s nominating committee and a member of the audit, compensation, executive and investment committees and, since 2011, he has served as Lead Director. He was a trustee until 2006 of The Preferred Group of Funds. He has qualified for the Chartered Financial Analyst designation since 1979 and the Chartered Investment Counselor designation since 1990. His activities have included leadership and service on non-profit community boards and foundations benefitting parks, schools, a hospital association and youth organizations. Mr. Bahl’s expertise helps support the Board’s oversight of our investment options and cash management objectives. His familiarity with public company governance structures and policies beyond our own contributes to full discussion and evaluation of our options.

John C. Hassan, age 70, has served as a member of the Board since 1996. Mr. Hassan has been a consultant to BSC Ventures, a holding company in the printing and converting industry, since November 2006. Prior to that, he had been the President and CEO of Champion Printing, Inc., a direct mail printing company, for more than 15 years. Previously, he was Vice President, Marketing of the Drackett Company, a division of Bristol-Myers Squibb. He currently serves on the boards of the Ohio Graphics Arts Health Fund, the Madeira/Indian Hill Fire Company and several non-profits. Mr. Hassan supplies the Board with insights on operational and financial management and marketing.

Edgar F. Heizer III, age 53, has served as a member of the Board since February 2009. He has been Chairman of Manus Health Systems, Inc., a multi-site dental-care provider, since July 1997 and was also Chief Executive Officer of Manus Health Systems from May 1999 through December 2004. Mr. Heizer also currently serves as Managing Member of Coral SR LLC (January 2006 to present) and Heizer Capital LLC (January 1995 to present), private management and investment firms focused on growth business opportunities. Previously, he was a partner of the law firm Gardner Carlton & Douglas. Mr. Heizer is a member of the National Association of Corporate Directors and a director of private companies including LB Limited and Trinchera Production Company. His experience in the healthcare industry together with his legal background bring valuable knowledge to the Board.

James C. Wachtman, age 52, has served as Chief Executive Officer of Pulse Therapeutics, a start-up medical device company focused on treating ischemic strokes, since September 2011. He has also been a Venture Partner for SV Life Sciences in its Healthcare Services sector since 2009. From 2010 through 2012, Mr. Wachtman managed a portfolio company for SV and Bain Capital, focused on providing outpatient pharmacy services for hospital systems. Prior to his work with SV Life Sciences, he served from 2004 to 2009 as President and Chief Executive Officer and a member of the Board of Directors of TLC Vision, Inc. (TLC), a national provider of laser vision correction, cataract services, and optometric services. Mr. Wachtman was named President and Chief Operating Officer of TLC in 2002 when its predecessor company, Laser Vision Centers (LVCI), was acquired. He was named President and Chief Operating Officer of LVCI in 1999 after being named Chief Operating Officer in 1996. He is a member of the Board of Directors of The Corner Pharmacy Holdings and of the advisory board for Home Delivery Incontinent Supplies. Mr. Wachtman’s experience in ophthalmology-related businesses, coupled with his leadership skills developed as a chief executive officer, bring valuable operational and growth management perspective to the Board.

E. Anthony Woods, age 72, has been non-executive Chairman of the Board since March 2006 and a director since 2004. Mr. Woods is Chairman and Chief Executive Officer of his privately owned firm, SupportSource LLC, which offers management, financial and investment consulting. He has been Chairman since 2003 of Deaconess Associations Inc., a Cincinnati-based, non-profit healthcare services organization. From 1987 to 2003, he led Deaconess’ strategic expansion, serving as its President and Chief Executive Officer. He has been a director since 2006 of Phoenix Health Systems, a privately owned information technology company serving hospitals and related organizations; and from 2008 until its sale in 2010, a director of Critical Homecare Solutions Inc., a privately owned company providing home healthcare services. Mr. Woods has been director since 1998 of Cincinnati Financial Corporation, a publicly traded company, including service on its executive, investment and compensation committees. From 2008 to 2012, he also was a director and audit committee member of Anchor Funding Services LLC, a financial services company serving small businesses. Mr. Woods’s board and board committee service for multiple public and private companies in the healthcare and financial services sectors gives him a wide breadth of exposure to strategic, legal, investing, financing and operating issues and facilitates his contributions to oversight in these areas

The complete mailing address of each director is c/o LCA-Vision Inc., 7840 Montgomery Road, Cincinnati, OH 45236.

Each director holds office until the next Annual Meeting of Stockholders or until his or her successor has been elected and qualified. Officers are elected by and serve at the discretion of the Board.

Proposal 2. Ratification of Appointment of Independent Auditors. The Board desires to obtain from the stockholders an indication of their approval or disapproval of the Board’s action in appointing Ernst & Young LLP (“Ernst & Young”), independent registered public accountants, to audit our financial statements for the fiscal year ending December 31, 2013. Ernst & Young has served as our independent auditors since 2001.

If the resolution is defeated, the adverse vote will be considered a direction to the Board to select other auditors for the following year. However, because of the difficulty and expense of making any substitution of auditors so long after the beginning of the current year, we contemplate that the appointment for the year 2013 will be permitted to stand unless the Board finds other good reasons for making a change. Representatives of Ernst & Young will be in attendance at the meeting, with the opportunity to make a statement if they desire, and will be available to respond to appropriate questions.

We provide below information on fees billed by Ernst & Young for services during 2012 and 2011.

Audit Fees. Audit fees totaled $437,000 and $455,000 in 2012 and 2011, respectively. Audit fees include fees associated with the annual audit of our consolidated financial statements and the effectiveness of our internal control over financial reporting. Audit fees also include fees associated with reviews of our quarterly reports on Forms 10-Q, the statutory audit requirement with respect to our captive insurance company and audit services provided in connection with other regulatory filings.

Audit Related Fees. Audit-related fees totaled $2,000 and $294,000 in 2012 and 2011, respectively. Audit-related fees in 2012 and 2011 include our subscription fee for an in-line research service. Audit-related fees in 2011 also included a strategic industry analysis that (1) reasonably related to the performance of the audit or review of our financial statements and (2) was not reported under “Audit Fees” above.

Tax Fees. Tax-related fees totaled $124,800 and $128,000 in 2012 and 2011, respectively, and were the result of tax compliance and compliance-related services.

All Other Fees. Ernst & Young did not provide any products or perform any services for us in 2012 or 2011 other than the services described above.

The Board’s Audit Committee pre-approved the services provided and the fees charged by Ernst & Young.

Required Vote

The affirmative vote of the holders of a majority of the shares of common stock represented, in person or by proxy, and entitled to vote at the Annual Meeting is required to ratify the appointment of Ernst & Young.

The Board recommends a vote FOR ratification of the appointment of Ernst & Young LLP.

Proposal 3. Advisory Vote on Executive Compensation

At our 2012 Annual Meeting, we held a “say-on-pay” vote as required by The Dodd-Frank Wall Street Reform and Consumer Protection Act. Our stockholders overwhelmingly approved the compensation of our named executive officers, with approximately 96% of stockholder votes cast in favor of the say-on-pay resolution. Our Compensation Committee has decided to retain for 2013 the same general approach to executive compensation, with a base salary and short- and long-term incentive compensation. Also, consistent with the Board of Directors’ recommendation and the affirmative vote of the holders of a majority of shares at the 2011 Annual Meeting, we will submit the non-binding resolution on named executive officer compensation to stockholders on an annual basis until the next vote of stockholders on the frequency of “say on pay” votes.

As described in detail under “Compensation Discussion and Analysis,” our compensation programs are designed to account for the challenges that the laser vision correction industry has faced in the last five years and continues to face, and as business conditions improve, are intended to reward our named executive officers for the achievement of operational goals, while simultaneously avoiding the encouragement of unnecessary or excessive risk-taking. Our compensation elements in 2012 focused on a reasonable base salary, performance-based cash incentives, and a combination of time-based Restricted Stock Units (“RSUs”) and performance-based restricted stock units (“PRSUs”). We do not provide any perquisites or tax gross-ups, or excessive benefits upon a change in control.

The vote on this resolution relates to the compensation of our named executive officers as a whole. The vote is advisory, which means that the vote is not binding on us, our Board of Directors or the Compensation Committee of the Board of Directors. To the extent there is any significant vote against the named executive officer compensation, the Compensation Committee will evaluate whether any actions are necessary to address the concerns of stockholders.

Accordingly, we will ask our stockholders to vote on the following resolution at the Annual Meeting:

RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2013 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission in Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure.

Required Vote

The affirmative vote of the majority of the votes cast at the Annual Meeting by holders of common stock entitled to vote is required for the advisory approval of this proposal.

The Board recommends a vote FOR the approval of named executive officer compensation.

INFORMATION ABOUT THE BOARD OF DIRECTORS AND ITS COMMITTEES

Board Governance, Meetings and Attendance at Meetings

The Board met nine times during 2012. During the year, all of the directors then in office attended at least 75% of the meetings of the Board and all committees of the Board on which they served. The Board has affirmatively determined that all of the directors—Messrs. Bahl, Gutfreund, Hassan, Heizer, Wachtman and Woods, are “independent” directors, as defined in the Listing Rules of The NASDAQ Stock Market for Board and applicable committee service. Specifically, the Board determined that they were independent because no relationship was identified that would automatically bar them from being characterized as independent, and any relationships identified were not so material as to impair their independence. In making this determination, the Board considered, among other things, the service of Messrs. Bahl and Woods on the same board of another public company and the services provided by Mr. Woods to the Company as its Non-Executive Chairman and the fee he received for these services. The Board determined these relationships were not material to their independence.

We have Board governance guidelines and principles that, together with the charters of the Board committees, provide the framework for our corporate governance. We also have a Code of Business Conduct and Ethics that is applicable to all employees, including executive officers, as well as to directors to the extent relevant to their services as directors. The Board has three standing committees: Audit, Compensation, and Nominating and Governance. Each committee is comprised solely of directors who are “independent” as defined above. Each committee has a charter for the conduct of its business. The Code of Business Conduct and Ethics, Board Governance Guidelines and Principles and committee charters are available on our website at www.lasikplus.com by clicking on “Investors” and “Corporate Governance.” You may request a copy of any of these documents to be mailed to you as described on the last page of this Proxy Statement. Any amendments to, or waivers from, the Code of Business Conduct and Ethics that apply to our principal executive and financial officers will be posted on our website.

We believe it is extremely important that our directors attend the Annual Meeting of Stockholders and expect them to do so each year, barring unforeseen circumstances. All of our directors attended the 2012 Annual Meeting.

Leadership Structure

The Board believes that it should have the flexibility to make determinations as to the role of Chairman of the Board, Chief Executive Officer or other management structure in the way that it believes best to provide appropriate leadership for us at any given time, and therefore does not have a policy in this regard. Over the last several years, we have had each of the following leadership structures, reflecting our circumstances at the time: separate Non-Employee Chairman and Chief Executive Officer (2013, 2006-2009); separate Non-Employee Chairman and Co-Principal Executive Officers (2009-2012); and combined Chairman and Chief Executive Officer (1997-2006). The Board believes that its current leadership structure, with Mr. Woods serving as Non-Executive Chairman and Mr. Celebrezze serving as Chief Executive Officer, is appropriate given their respective experience and our needs at this time.

Audit Committee

The primary function of the Audit Committee is to assist the Board in fulfilling its oversight responsibilities with respect to our financial statements, internal controls over financial reporting and auditing, accounting and financial reporting process generally. The Audit Committee is responsible for the selection, compensation and oversight of our independent auditors and for the pre-approval of all audit and permitted non-audit services to be performed by the independent auditors. Among other things, the Committee meets with the independent auditors to review and discuss the adequacy and effectiveness of our internal controls and its disclosure controls and procedures; to review our significant accounting and reporting principles and practices; to discuss the auditors’ judgments on the quality of our accounting principles; and to discuss any management letters issued by the independent auditors. The Audit Committee also is responsible for receiving and investigating any complaints regarding questionable accounting or auditing matters and violations of our Code of Business Conduct and Ethics, and reviews our risk assessment and risk management policies and programs.

Under the direction of the Audit Committee, the Internal Audit Department performs an annual risk assessment. The assessment includes a review of both internal and external factors as identified by a cross-functional employee group through a series of questionnaires and interviews. Based on the results, certain risk areas were reviewed. The assessment was updated for 2012 through a series of inquiries by the Internal Audit Department and the 2012 audit schedule was enhanced to place greater emphasis on key risk areas. The results of the assessment were presented to the full Board. The Audit Committee will continue to work with the Internal Audit Department to monitor current or potential risks and report to the full Board on a periodic basis.

The Audit Committee held 10 meetings in 2012. At four of these meetings, the Committee met separately with members of our Internal Audit Department and with our independent auditors. During 2012, members of the Committee consisted of Messrs. Hassan (Chair), Bahl, Gutfreund, Heizer, Wachtman (from May 2012) and Woods. The Board has determined that each of Messrs. Hassan, Bahl, Heizer and Woods qualifies as an “audit committee financial expert” under applicable SEC rules.

Audit Committee Report

In accordance with its written charter, the Audit Committee of the Board assists the Board in fulfilling its responsibility for oversight of the quality and integrity of our accounting, auditing and financial reporting practices.

In discharging its oversight responsibility as to the audit process, the Audit Committee obtains from the independent auditors a formal written statement describing all relationships between the auditors and us that might bear on the auditors’ independence as required by Public Company Accounting Oversight Board (“PCAOB”) Ethics and Independence Rule 3526, “Communication with Audit Committees Concerning Independence.” In accordance with the foregoing standard, the Audit Committee discussed with the auditors any relationships that may impact their objectivity and independence, and satisfied itself as to the auditors’ independence. The Audit Committee also considered the compatibility of non-audit services with the independent auditors’ independence. The Audit Committee has determined that the provision of certain non-audit services is compatible with maintaining the independence of

Ernst & Young LLP as the Company’s independent auditors subject to review and approval by the Audit Committee.

The Audit Committee discusses and reviews with the independent auditors all communications required by the Securities and Exchange Commission, the requirements of the PCAOB, and the NASDAQ listing standards. These communications include those matters required to be discussed under PCAOB Rule AU 380 (Communication with Audit Committee). With and without management present, the Audit Committee discusses and reviews the results of the independent auditors’ examination of our consolidated financial statements and the effectiveness of our internal controls over financial reporting.

The Audit Committee reviewed and discussed our audited consolidated financial statements as of and for the fiscal year ended December 31, 2012 with management and the independent auditors. Management has the responsibility for the preparation of our financial statements and the independent auditors have the responsibility for the examination of those statements.

Based on the above-mentioned review and discussions with management and the independent auditors, the Audit Committee recommended to the Board that our audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, for filing with the Securities and Exchange Commission.

March 21, 2013	John C. Hassan (Chair)
William F. Bahl
John H. Gutfreund
Edgar F. Heizer III
James C. Wachtman
E. Anthony Woods

Compensation Committee

During 2012, the Compensation Committee (the “Committee”) consisted of Messrs. Bahl (Chair), Gutfreund, Hassan, Heizer, Wachtman (from May 2012) and Woods. No member of the Committee has any interlocking relationship with the Company, as defined in applicable SEC rules and regulations. The Committee is responsible for developing and recommending our executive compensation principles, policies and programs to the Board. In addition, the Compensation Committee either determines or recommends to the Board on an annual basis the compensation to be paid to each of our executive officers. The principal responsibilities of the Compensation Committee include to:

•	Review and approve corporate goals, objectives and compensation of our Chief Executive Officer or other executive officers and evaluate each person’s performance.

•	Discharge responsibilities of the Board with respect to our incentive compensation plans and equity-based plans and oversee the activities of the individuals responsible for administering these plans.

•	Review our overall compensation policies and practices for all employees as they relate to risk management practices and risk-taking incentives on at least an annual basis.

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Approve issuance or any material amendment of any tax qualified, non-discriminatory employee benefit plan or parallel non-qualified plan pursuant to which a director, officer, employee or consultant will acquire restricted or unrestricted stock, performance units or options.

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Approve issuances under, or any material amendment of any stock incentive or other similar plan pursuant to which a person not previously our employee or director, as an inducement to the individual’s entering into our employment, will acquire restricted or unrestricted stock, performance units or options.

The Compensation Committee met six times during 2012. The executive officers were not present during any voting or deliberations of the Committee regarding the executive officers’ compensation.

The Committee may, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee consisting of one or more members. During 2012, the Committee did not delegate any of its duties or responsibilities.

The Committee has the authority to select, retain, terminate and approve the fees and other retention terms of special counsel or other experts or consultants, as it deems appropriate, without seeking approval of the Board or management. The authority to retain compensation consultants to assist in the evaluation of director, chief executive officer or other executive officer compensation is vested solely in the Committee. From time to time, the Committee utilizes the services of Total Rewards Strategies (“TRS”) as its independent compensation consultant. Neither TRS nor its affiliates provide other products or services to us. In the past, TRS has provided information to the Committee on the types and amounts of compensation paid to executive officers by various comparator groups of public companies. This information was used by the Committee as described under “Compensation Discussion and Analysis.”

Nominating and Governance Committee

The Nominating and Governance Committee was established under and has the responsibilities set forth in its charter. During 2012, the Nominating and Governance Committee held seven meetings. Members of the Nominating and Governance Committee in 2012 were Messrs. Heizer (Chair), Bahl, Gutfreund, Hassan, Wachtman (from May 2012) and Woods.

Responsibilities of the Nominating and Governance Committee include searching for and recommending qualified nominees for election to the Board; identifying Board members qualified to fill vacancies on Board committees; recommending to the full Board programs and procedures relating to the compensation, evaluation, retention, retirement and resignation of directors; reviewing and making recommendations to the Board to address stockholder resolutions; addressing Board performance; and reviewing the performance of senior management for purposes of management succession. The Nominating and Governance Committee has the authority to engage outside advisors at our expense. The Nominating and Governance Committee will consider, on at least an annual basis, whether the number of directors should be increased, remain the same or be decreased. To the extent vacancies on the Board exist, either as the result of a director not standing for re-election or resigning or as a result of an increase in the size of the Board, the Nominating and Governance Committee will seek candidates who are qualified to fill the vacancy. In evaluating candidates, the Nominating and Governance Committee will consider such qualifications as its members then deem of most benefit to the Company. Experience in the healthcare field is considered a valuable but not necessary qualification. The Nominating and Governance Committee does not have a specific policy regarding diversity, but focuses instead on a potential director’s experiences that have the potential to provide helpful perspective to the Board.

In identifying director candidates, the Nominating and Governance Committee expects to rely upon the experience of its own members along with recommendations that may be made by others, including our executive officers and stockholders of the Company. Stockholders who wish to suggest possible candidates should direct their suggestions to the attention of our Secretary, who will then forward the suggestions to the Nominating and Governance Committee. Candidates suggested by stockholders should at a minimum meet the qualifications set forth above. Candidates suggested by stockholders will be considered on the same basis as those suggested to the Nominating and Governance Committee by other individuals. In 2012, we did not receive any recommendations for director nominations from stockholders owning more than 5% of our common stock.

EXECUTIVE OFFICERS

Our current executive officers are Michael J. Celebrezze, Chief Executive Officer; Rhonda S. Sebastian, Senior Vice President of Human Resources; Bharat Kakar, Senior Vice President of Operations and Marketing; and Amy F. Kappen, Chief Financial Officer.

Michael Celebrezze, age 56, was elected Chief Executive Officer of LCA-Vision in January 2013. Mr. Celebrezze joined the Company in July 2006 as Vice President of Finance and Treasurer, and was promoted to Senior Vice President of Finance and Treasurer in July 2007. In June 2008, he was appointed Interim Chief Financial Officer, and in December 2008, he became Senior Vice President, Finance, Chief Financial Officer and Treasurer. In September 2009, he also became co-leader of the Company. Prior to joining LCA-Vision, he served five years as Chief Financial Officer at First Transit, Inc., a national public transportation company. Prior to joining First Transit, he was employed for 17 years with APCOA/Standard Parking, where he held a number of leadership positions with increasing responsibilities, including Executive Vice President and Chief Financial Officer. Mr. Celebrezze holds a Certified Public Accounting designation in Ohio (inactive) and received a B.S. in Accounting from Kent State University and an MBA from John Carroll University.

Rhonda S. Sebastian, age 59, joined LCA-Vision in June 2009 as Senior Vice President of Human Resources. Ms. Sebastian previously served as Vice President of Human Resources with the Company from October 2005 through October 2006. She has more than 30 years of experience in human resources, including the past 15 years in senior management positions. Prior to rejoining LCA-Vision, she served as Vice President of Organization and Management Development for SENCORP, a leader in pneumatic tools and fastening systems. Earlier in her career, she served as Vice President of Organizational Effectiveness and Vice President of Human Resources and Shared Services at Sara Lee Foods. Prior to that, she served as Vice President of Human Resources at Sara Lee Branded Apparel Latin America Group. Ms. Sebastian holds a Human Capital Strategist designation from the Human Capital Institute.

Bharat Kakar, age 44, was elected Senior Vice President of Operations and Marketing of LCA-Vision in January 2013. Mr. Kakar joined the Company in January 2010 as Vice President of Marketing, and was appointed Vice President of Operations and Patient Experience in October 2011. Prior to joining LCA-Vision, he served as Vice President of Product Management at CenturyLink, a telecommunications company, from 2008 until 2009. Prior to that, he served as Vice President of Corporate Marketing for Cincinnati Bell from 2006 until 2007. Earlier in his career, he held various management positions with other telecommunication companies. Mr. Kakar holds a B.S. in Engineering from Michigan State University, an M.S. in Telecommunication Management from Golden Gate University, and an MBA from Northwestern University.

Amy F. Kappen, age 42, was elected Chief Financial Officer of LCA-Vision in January 2013. Ms. Kappen joined the Company in June 2009 as Vice President, Corporate Controller. Prior to joining LCA-Vision, she was employed for five years at Cincinnati Bell, where she served in a number of leadership positions with increasing responsibilities, including Assistant Controller, Wireless Division Controller and Director of Wireless Operations. Prior to joining Cincinnati Bell, she served as an Audit Manager with KPMG. Ms. Kappen holds a Certified Public Accounting designation in Ohio (inactive) and received a B.S. in Accounting from University of Hartford and an MBA from Xavier University.

Compensation Committee Report on Executive Compensation

The undersigned comprise the members of the Compensation Committee of the Board of Directors of LCA-Vision Inc. The Committee was responsible for reviewing the performance and establishing the individual compensation of the Company’s executive officers for 2012.

The Committee has reviewed and discussed the Compensation Discussion and Analysis presented below with the Company’s management. Based upon that review and those discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement for our 2013 Annual Meeting of Stockholders.

March 21, 2013	William F. Bahl (Chair)
John H. Gutfreund
John C. Hassan
Edgar F. Heizer III
James C. Wachtman
E. Anthony Woods

COMPENSATION OF EXECUTIVE OFFICERS

The following “Compensation Discussion and Analysis” section describes generally our compensation policies and practices that are applicable for executive officers. Although some measures of performance-based awards are available to other employees, we do not believe the amount of potential compensation or performance metrics for any employees create incentives that are reasonably likely to have a material adverse effect on us.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

With continued volatility and negative pressure on the Company’s financial performance in 2012, the Compensation Committee continued the use of performance-based cash incentives, time- and performance-based equity awards, along with reasonable base salary to incent the Company’s senior management team. This reflected the Company’s continued focus on its long-term viability through stabilization and improvement of its core laser vision correction business, with measured expansion and diversification into other services related to the eye.

Exhibiting the pay-for-performance objectives of the compensation programs, the Company did not meet the metrics necessary for the named executive officers to earn equity performance awards, but it met a portion of the objectives for benefits to be paid under its short-term cash bonus plan.

In January 2013, the Company made several management changes, including the appointment of Michael J. Celebrezze as Chief Executive Officer. The Company entered into an amended employment agreement with Mr. Celebrezze and new agreements with two other officers (Bharat Kakar and Amy Kappen), all of which follow the Company’s compensation policy. These agreements are described further within the Employment Agreements and Potential Post-Employment Payments section of this Proxy Statement.

Result of 2012 Say-on-Pay Vote

At our 2012 Annual Meeting, we held a stockholder advisory vote on the compensation of our named executive officers, commonly referred to as a say-on-pay vote. Our stockholders overwhelmingly approved the compensation of our named executive officers, with approximately 96% of stockholder votes cast in favor of the say-on-pay resolution. As they evaluated our compensation practices throughout 2012 and to date in 2013, the Compensation Committee and management were mindful of the strong support our stockholders expressed for our philosophy and compensation structure. As a result, our Compensation Committee has decided to retain for 2013 our general approach to executive compensation that rewards our named executive officers as they deliver value for our stockholders through improvement in the operating results of the business.

Components and Philosophy of Executive Compensation

The Compensation Committee seeks to set total compensation for our executive officers at levels that are competitive with that paid to executives with similar levels of responsibilities at similarly-sized corporations that are deemed comparable to us, taking into account the business. The Compensation Committee’s goal is to provide total compensation, assuming achievement of target performance measures for incentive compensation, that approximates the 50th percentile of the comparable companies and that approaches the 75th percentile of total compensation at such comparable companies, if maximum performance measures are achieved.

In furtherance of this goal, the Compensation Committee’s compensation consultant prepared for the Committee’s review a list of comparable companies in 2011. Compensation for the named executive officers in 2011 and 2012 and to date in 2013 has been set by the Committee using the peer group of companies selected from healthcare, hospitality, medical devices and retail companies with similar revenue, profitability, number of employees, market capitalization and compensation strategy/governance. This group consists of the following:

Alliance HealthCare Services	FARO Technologies	Stereotaxis
Allied Healthcare Products	Kensey Nash	Synergetics
BIOLASE Technology	Meridian Bioscience	Synovis Life Technologies
Books-A-Million	Palomar Medical Technologies	Theragenics
Build-A-Bear Workshop	Solta Medical	Tuesday Morning
Cutera	SonoSite	Vital Images
Cynosure

Using the comparator group, TRS advised the Committee as to the nature of the elements of compensation paid by the comparable companies and then calculated a market rate of compensation for each such element for each named executive officer’s position (which is generally from 80% to 120% of the 50th percentile of the element of compensation paid by those companies, with the exception of the equity component, which is subject to limits imposed by our stock plans).

The compensation of our executive officers is, therefore, designed to be competitive with that paid by comparable companies and for 2012 included three elements, namely (i) base salary, (ii) performance-based cash incentives, and (iii) time- and performance-based equity awards. In general, the proportion of an executive officer’s compensation that is incentive-based compensation increases with the level of responsibility of the officer. The allocation to equity incentive compensation, in addition to encouraging and rewarding success over the performance period, is intended to tie the executive’s interest to our long-term success by giving the executive an equity interest in us and requiring continued employment with us to realize the full equity awards.

The compensation program is designed to further our current strategic goals, which are to increase stockholder value by focusing on improving operating results through increases in revenue coupled with operating efficiencies. Executive officers also receive various benefits generally available to all of our employees, such as a 401(k) plan and medical plans.

Other than new hires, the Compensation Committee typically takes actions with regard to executive officer cash and stock compensation in the first quarter of each year after financial results for the prior fiscal year have been finalized.

Base Salaries

The Compensation Committee seeks to set base salaries for our executive officers at levels that are competitive with the market rate for executives with similar roles and responsibilities at comparable companies, adjusted to reflect the level of experience and the performance of the individual executive officer. The Committee has established a target range of 80% to 120% of median level. In setting annual salaries for individuals, the Compensation Committee first considers the market rate compensation paid for similar positions at companies in the comparator group as a benchmark forecast. On a periodic basis, the Committee uses a performance development assessment designed to provide a consistent and efficient approach to evaluating performance, including both a self assessment and a reviewer/supervisor assessment. Generally, the Committee evaluates the executive officers and makes compensation decisions. In each case, the decision is based upon the appropriate market rate salary adjusted subjectively by the Committee to reflect the results of the individual performance development assessment.

The Summary Compensation Table below summarizes the salaries paid to our named executive officers during 2012. In February 2012, the Committee approved 3% base salary increases to each of the named executive officers in recognition of continued improvement in the Company’s performance and limited or no raises in the past two years.

Cash Bonus Plan

In February 2012 the Compensation Committee approved a cash bonus plan for 2012 based on attaining targets for adjusted operating income/(loss), same-store revenue improvement and individual goals based on business function as follows:

Measurement	Target	Maximum	Actual	Weighting
Adjusted Operating Income (1)	$(11,792,000)	$(8,927,000)	$(10,067,000)	75%
Same-Store Revenue	$102,980,000	$111,329,000	$98,699,000	25%

(1)	Adjusted Operating Income is calculated as GAAP operating income minus deferred revenue for separately priced warranties, plus restructuring and impairment charges minus gains on assets sales.

The allocation of the 2012 cash bonus components for the named executive officers was as follows:

	Performance Metrics		Business Function Goals (1)	Co-Leadership Addition (2)	Total Maximum Opportunity of Base Salary

	Target	Maximum
Michael J. Celebrezze	25%	40%	10%	10%	60%
Rhonda S. Sebastian	15%	30%	10%	N/A	40%
David L. Thomas	25%	40%	10%	10%	60%

(1)	The Business Functional Goals included individual objectives designed to drive improvements in growth, quality, and organizational effectiveness.
(2)

The additional 10% opportunity recognized the responsibilities assumed by Messrs. Celebrezze and Thomas in the absence of a chief executive officer, which the Committee weighted 75% to achieving the Adjusted Operating Income goal and 25% to achieving the Same-Store Revenue goal.

Our 2012 performance resulted in the following cash payments to the named executive officers under the plan.

Name	Adjusted Operating Income	Same-Store Revenue	Business Function Goals	Co-Leadership Addition	Total Bonus Percentage	Amount Earned
Michael J. Celebrezze	26.4%	0%	6.0%	6.6%	39.00%	$104,500
Rhonda S. Sebastian	18.0%	0%	5.0%	N/A	23.00%	$45,057
David L. Thomas	26.4%	0%	5.1%	6.6%	38.10%	$119,691

The Compensation Committee has approved a 2013 cash bonus plan with performance measures related to LASIK net income, Visium Eye Institute (cataract, intraocular lens (IOL) and intracollamer lens (ICL)) performance and volume, and free cash flow. The amounts for target and maximum performance awards will be disclosed in next year’s proxy statement due to the competitive sensitivity of the information.

Equity Incentive Grants

Our stock incentive plans authorize the Compensation Committee to award stock options, restricted stock and RSUs to executive officers and other key employees. We designed our stock incentive grants to align the long-term interests of our key employees with those of our stockholders by enabling key employees to develop and maintain significant long-term equity ownership positions.

The value and number of stock incentives we grant to an executive officer are market based and adjusted to reflect the executive’s level of performance responsibility as reflected in his or her performance development assessment. The Compensation Committee uses an approach similar to that used in setting salary compensation as described above.

The Committee considered the form in which equity consideration awards should be made for 2012. In doing so, the Committee noted the uncertain economic conditions under which we were operating and the effect that external factors, such as consumer confidence and the overall economy, might have upon our results of operations.

In January 2012, consistent with 2011, the Committee decided to issue two tranches of RSUs to the named executive officers. For 2012, time-based awards represented one-third of the equity opportunity and PRSUs represented the remaining two-thirds. The time-based awards vest in three annual installments and are subject to forfeiture if the officer is not employed by the Company on the vesting dates. The Company granted each of Messrs. Celebrezze and Thomas 11,333 RSUs and Ms. Sebastian 6,667 RSUs under the time-based component. In addition, Messrs. Celebrezze and Thomas had the opportunity to earn 22,667 PRSUs and Ms. Sebastian had the opportunity to earn 13,333 PRSUs, based on performance criteria of achieving a certain level of improvement in total shareholder return by the end of 2013 (50%) and 2012 revenue from new Visium business of $1.5 million (25%) and $3.5 million (25%). Total shareholder return was defined as the change in LCA’s stock price measured as the rolling 20-day stock price at the close of business on the day before earnings are released for 2013 plus dividends paid as compared with the same average stock price on the day before earnings were released in 2011. If earned, awards will vest in March 2015. The Committee believes this structure meets stockholder alignment and share ownership objectives. The Committee and Board evaluated the risks that this structure would create and determined that Board oversight of significant operating plans, such as marketing spending and capital expenditures, mitigated the risks of the objectives. In February 2012, the Committee awarded 5,000 immediately-vested RSUs to Mr. Celebrezze in recognition of his efforts on special projects in 2011.

The Committee has approved a similar equity program for 2013. The only changes in structure are that total shareholder return will be replaced with an Earnings per Share (“EPS”) measurement and total revenue will be measured rather than new revenue. The Committee views these changes as favorable because the EPS measurement is driven by Company performance rather than being influenced by market conditions and total revenue is a broader measure of success. We will report results of this program in the first proxy statement after completion of the performance period.

Severance Arrangements

As discussed under Potential Post-Employment Payments below, we entered into agreements with our named executive officers during 2008, 2009 and 2013 and amended and restated Mr. Celebrezze’s agreement in 2013. The Compensation Committee and Board considered these agreements important as a tool to retain executives during difficult economic times or in the event of a change in control. The Compensation Committee reviewed the 2008 agreements with its compensation consultant, which advised that the agreements were consistent with benefits offered by comparable companies. We retained similar structures in the amended or new agreements.

Stock Ownership Guidelines

Each director and named executive officer must maintain stock ownership with a cost basis of at least $100,000 pursuant to the Company’s stock ownership guidelines. We expect this level of investment to be achieved within five years of the individual being appointed a director or named executive officer at a cumulative rate of at least one-fifth, or $20,000, each year. Equity awards by us to the directors and executives are included in determining compliance with the stock ownership guidelines and valued at the amount that is included as taxable compensation by the recipient. Vested (but not unvested) stock options are included, valued at the strike price of the options that vest. Upon the request of a director or named executive, the Compensation Committee may consider a waiver of the guidelines in view of the personal circumstances of the director or executive. As of March 15, 2013, all of our directors and named executive officers were in compliance with the guidelines.

Accounting and Tax Treatments of Executive Compensation

Section 162(m) of the Internal Revenue Code prohibits us from taking an income tax deduction for any compensation in excess of $1 million per year paid to our Chief Executive Officer or any of our other four most-highly compensated executive officers, unless the compensation qualifies as “performance-based” pay under a plan approved by stockholders. Our stockholders have approved our stock incentive plans. We intend the plans to qualify as performance-based compensation and be fully deductible by us. Base salary, discretionary cash bonuses and time-based restricted stock does not so qualify. The Compensation Committee is cognizant of this limitation, but because the compensation of our named executive officers does not approach this amount, it is not a material limitation on our executive compensation program at this time.

Review of Past Awards

When evaluating the current year compensation awards, the Compensation Committee reviews awards made in prior years in addition to benchmark data from comparable companies.

Adjustment or Recovery of Awards

Under the 2011 Stock Incentive Plan, if, at any time within one year after the date on which a participant exercised an option or on which restricted stock vests, the Committee determines in its discretion that we have or a subsidiary has been materially harmed by the participant, then any gain realized by the participant shall be repaid by the participant upon notice from us. The Dodd-Frank Act also requires recoupment of compensation in certain situations.

Timing of Grants

We have not timed, and we do not intend to time, our release of material non-public information for the purpose of affecting the value of executive compensation. The Compensation Committee’s current policy is that grants of options or restricted stock for all employees, including executive officers, will be approved during, or pre-approved with an effective grant date during, a “trading window period,” which we define as a period beginning on the third day following release of our quarterly financial results and ending 15 days before the end of the next fiscal quarter. If we are in possession of material non-public information at the time of any proposed grant, we may defer action until the information has been made public. Restricted stock grants to newly appointed or newly promoted executive officers will be effective on the date approved by the Compensation Committee (or, if later, the first day of employment).

COMPENSATION TABLES

Summary

The following table summarizes the annual compensation of our current Principal Executive Officers, Principal Financial Officer and of each of our other executive officers (the “named executives”) for services rendered to us in all capacities in 2012, 2011 and 2010.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Non-Equity Incentive Bonus Plan ($)	Stock Awards ($) (1)	Total ($)	Total Realized Compensation (2)
Michael J. Celebrezze	2012	$267,800	$—	$104,500	$165,922	$538,222	$523,429
Current Chief Executive Officer, Former Senior Vice President of Finance, Chief Financial Officer and Treasurer (3)	2011	$260,000	$—	$147,342	$79,218	$486,560	$349,612
	2010	$260,000	$50,000	$—	$296,140	$606,140	$260,000

Rhonda S. Sebastian	2012	$195,700	$—	$45,057	$97,605	$338,362	$306,132
Senior Vice President of Human Resources	2011	$190,000	$—	$72,200	$46,602	$308,802	$240,970
	2010	$190,000	$30,000	$—	$156,780	$376,780	$190,000
David L. Thomas (4)	2012	$314,150	$—	$119,691	$117,523	$551,364	$545,887
Former Chief Operating Officer	2011	$305,000	$—	$162,600	$79,218	$546,818	$394,612
	2010	$300,000	$50,000	$—	$296,140	$646,140	$300,000

(1)

Represents the grant date fair value in accordance with FASB ASC Topic 718 for stock awards. On March 2, 2012, we awarded Messrs. Thomas and Celebrezze 11,333 time-based RSUs and 22,667 PRSUs and Ms. Sebastian 6,667 time-based RSUs and 13,333 PRSUs. Based on 2012 financial performance, 11,333 PRSUs and 6,666 PRSUs were cancelled. The remaining awards are included in the 2012 Stock award amount and are subject to cliff vesting, if they are earned, which will be evaluated in 2014. On March 2, 2011, Ms. Sebastian was awarded 6,667 time-based RSUs and 13,333 PRSUs. Due to not meeting the 2011 financial performance criteria, the PRSUs issued on March 2, 2011 were cancelled. On March 2, 2010, we awarded Messrs. Thomas and Celebrezze 17,000 time-based RSUs and 17,000 PRSUs and Ms. Sebastian 9,000 time-based RSUs and 9,000 PRSUs.

(2)

The amounts reported in the Total Realized Compensation column differ substantially from the amounts reported in the Total column required under SEC rules and are not a substitute for the total amounts. The Total Realized Compensation represents: (1) Total compensation under applicable SEC rules, minus (2) the aggregate grant date fair value of RSUs awarded in the calendar year, plus (3) the value realized in the calendar year from the vesting shares of prior year RSU awards. Also, the Total Realized Compensation reflects any bonus actually paid in the calendar year, whereas total compensation under SEC rules reflects any bonus earned in respect of the prior calendar year.

(3)	Mr. Celebrezze was named Chief Executive Officer in January 2013.
(4)	Mr. Thomas’ employment with us terminated effective December 31, 2012.

Plan-Based Compensation

The following table summarizes the programs under which grants of equity-based compensation were available to the named executives in 2012.

2012 Grants of Plan-Based Awards

Name	Grant Date	Estimated Future Payouts Under Equity Incentive Plan Awards (1) Target (#)	All Other Stock Awards: Number of Shares of Stock or Units (#) (2)	Grant Date Fair Value of Stock and Option Awards ($)
Michael J. Celebrezze	2/21/2012		5,000	$39,150
	3/2/2012	22,667		$165,922
	3/2/2012		11,333	$82,958
Rhonda S. Sebastian	3/2/2012	13,334		$97,605
	3/2/2012		6,667	$48,802
David L. Thomas	3/2/2012	22,667		$165,922
	3/2/2012		11,333	$82,958

(1)

Awards under the Stock Incentive Plan. See “Compensation Discussion and Analysis” for a discussion of these awards. One of the two performance goals for 2012 was not met; therefore, Messrs. Thomas and Celebrezze’s 11,334 and Ms. Sebastian’s 6,667 performance-based shares were cancelled. Additionally, a prorated amount of 6,611 performance-based shares were cancelled for Mr. Thomas as his employment with us terminated effective December 31, 2012 prior to the end of the performance goal evaluation period.

(2)	Awards under the Stock Incentive Plan. See “Compensation Discussion and Analysis” for a discussion of these awards.

The following table reflects outstanding options and stock awards at December 31, 2012.

Outstanding Equity Awards at Fiscal 2012 Year-End

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested ($) (4)
Michael J. Celebrezze	14,705	3,676	(1)	$14.28	3/5/2018	52,887	(2)	$150,728
Rhonda S. Sebastian	—	—		$—		29,778	(3)	$84,867
David L. Thomas	21,663	—		$12.94	3/31/2013	—		$—

Vesting Schedule
(1) Michael J. Celebrezze
	3/2/2013	3,676

		3,676
(2) Michael J. Celebrezze
		2010 Award			2011 Award			2012 Award
	3/2/2013	22,666		3/2/2013	3,778	3/2/2013		3,777

		22,666		3/2/2014	3,777	3/2/2014		3,778

					7,555	3/2/2015		15,111

								22,666
(3) Rhonda S. Sebastian
		2010 Award			2011 Award			2012 Award
	3/2/2013	12,000		3/2/2013	2,222	3/2/2013		2,222

		12,000		3/2/2014	2,222	3/2/2014		2,222

					4,444	3/2/2015		8,890

								13,334

(4)	Share price of $2.85 was used for calculation of market value as of December 31, 2012 for the 2010, 2011, and 2012 awards, respectively.

None of the named executive officers exercised any stock options in 2012.

Employment Agreements and Potential Post-Employment Payments

We have at-will employment agreements with Mr. Celebrezze (as amended in January 2013), Ms. Sebastian (entered into in September 2009) and our two new executive officers (entered into in January 2013) that provide generally for payment of a base salary (subject to annual review), eligibility for group benefit plans on the same basis as all other employees, and eligibility for cash or equity awards in the discretion of the Compensation Committee. The executive’s employment is for a one-year term (six months for Ms. Kappen) that will automatically renew for successive one-year periods (six-month periods for Ms. Kappen), unless we or the executive provides written notice to the other party not to so renew at least 90 days prior to the end of each term. If we terminate the executive’s employment for a reason other than Cause (defined below), the executive terminates it for Good Reason (defined below), we do not renew the agreement at the end of its term, or the executive dies or becomes disabled, the executive is entitled to the following benefits:

•

Continuation of base salary and health benefits (at employee cost) for 24 months for Mr. Celebrezze (18 months if non-renewal is not within 45 days before or nine months after a change in control); 12 months for Ms. Sebastian and Mr. Kakar; and six months for Ms. Kappen;

•	Prorated cash bonus, if termination is after six months of the performance period;

•	Options and time-based restricted stock units vest in full;

•	Vesting of a prorated portion of any performance-based equity awards, if the performance conditions are achieved;

•	Payment of any unpaid obligations due to the employee.

For these agreements, Good Reason is defined as (A) the Company breached any material provision of the agreement; (B) there is a material diminution in the executive’s authority, duties or responsibilities; (C) there is a change of more than 35 miles in the executive’s workplace; or (D) a successor or assignee (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the Company’s business and/or assets fails to assume all of the Company’s obligations under the agreement; in each case after notice and failure to cure. Cause is defined as (i) the executive breached any material provision and within 30 days after notice thereof, the executive fails to cure such breach; or (ii) the executive at any time refuses or fails to perform, or misperforms, any of his or her obligations under or in connection with the agreement in a manner of material importance to the Company and within 30 days after notice the executive fails to cure such action or inaction; or (iii) the executive commits a fraud or criminal act in connection with his or her employment.

Other Arrangements

Our 2011 Stock Incentive Plan contains Change in Control provisions that provide that if an employee is terminated by us for any reason other than cause within three months after a Change in Control, all unvested stock options and grants become fully vested immediately.

The following table summarizes potential post-employment compensation to Mr. Celebrezze and Ms. Sebastian if their employment terminates for any reason other than involuntary termination with Cause, resignation without Good Reason, or their determination not to renew the agreement (in which case no payments would be made) based on an assumption that their employment terminated on December 31, 2012 and using the $2.85 per share closing price for the common stock on that date.

	Mr. Celebrezze	Ms. Sebastian
Compensation
Severance	$267,800	$195,700
Time-Based Restricted Stock(1)	69,979	40,216
Performance-Based Restricted Stock(2)	80,752	44,651
Benefits and Perquisites
Health and Welfare Benefits	11,736	11,727

Total Compensation	$430,267	$292,294

(1)

Their agreements call for an immediate vesting of all unvested awards. As of December 31, 2012, all options granted to Mr. Celebrezze had a strike price of $14.28, which was higher than the $2.85 market price. Therefore, we have determined his values as of that date to be $0. Also, it assumes the immediate vesting of time-based awards granted to the executive on March 2, 2010, March 2, 2011, and March 2, 2012. In 2010 Mr. Celebrezze received 17,000 RSUs and Ms. Sebastian received 9,000 RSUs that will vest in three equal annual installments. From this grant period, Mr. Celebrezze has 5,666 RSUs and Ms. Sebastian has 3,000 RSUs remaining unvested. In 2011 Mr. Celebrezze received 11,333 RSUs and Ms. Sebastian received 6,667 RSUs that will vest in three equal annual installments. From this grant period, Mr. Celebrezze has 7,555 RSUs and Ms. Sebastian has 4,444 RSUs remaining unvested. In 2012 Mr. Celebrezze received 11,333 RSUs and Ms. Sebastian received 6,667 RSUs that will vest in three equal annual installments. The value of these awards as of December 31, 2012 is $2.85 per unit.

(2)

Their agreements call for an immediate vesting of all unvested awards on the occurrence of a triggering event. Performance-based RSUs were granted to these executives on March 2, 2010. Mr. Celebrezze received 17,000 RSUs and Ms. Sebastian received 9,000 RSUs that will cliff vest after three years. Based on 2010 financial performance, these awards were earned in full, subject to cliff vesting. On March 2, 2011, PRSUs were granted to these executives. Mr. Celebrezze received 22,667 PRSUs and Ms. Sebastian received 13,333 PRSUs. Based on 2011 financial performance, these PRSUs were cancelled. On March 2, 2012, PRSUs were granted to these executives. Mr. Celebrezze received 22,667 PRSUs and Ms. Sebastian received 13,333 PRSUs. Based on 2012 Financial performance, 11,333 PRSUs and 6,666 PRSUs, respectively, were cancelled. The remaining awards are subject to cliff vesting, if they are earned in full, which will be evaluated in 2014.

Agreement with Mr. Thomas

David L. Thomas, the Company’s Chief Operating Officer, left the Company effective December 31, 2012. LCA entered into a separation agreement with Mr. Thomas that provides for continuation of base salary for 15 months ($393,000); continuation of healthcare benefits for 18 months (approximately $16,000); continuation of tuition reimbursement up to $8,000 until December 31, 2013; payment of 2012 bonus (up to $120,000); and vesting of outstanding stock awards ($196,000). The agreement also releases any claims Mr. Thomas may have had against the Company.

DIRECTOR COMPENSATION

Non-employee directors receive an annual fee of $40,000, paid one-half in cash and one-half in shares of unrestricted common stock. Payments are made quarterly in arrears, pro-rated from the time that an individual first becomes a director. In addition, each non-employee director receives a restricted share unit award having a value of $50,000, granted at the close of business on the date of our Annual Meeting of Stockholders and pro-rated based upon the date upon which an individual first became a director. These restricted share units vest over a two-year period, one half on the first anniversary of the date of issue and the remainder on the second anniversary of the date of issue, contingent on the individual remaining a non-employee director on those dates. The Chair of the Audit Committee receives an annual cash payment of $10,000 and the Chairs of the Compensation Committee and Nominating and Governance Committee each receive an annual cash payment of $5,000, payable quarterly. Finally, upon first becoming a non-employee director, an individual receives a grant of 1,000 restricted share units which vest over a two-year period. In addition to the compensation to non-employee directors listed above, in 2012 Mr. Woods received a fee of $125,000 paid quarterly in cash for his service as non-executive Chairman of the Board.

2012 Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Option Awards ($)	All Other Compensation ($)	Total ($)
E. Anthony Woods Chairman of the Board	$145,000	$63,473	$0	$0	$208,473
William F. Bahl	$25,000	$63,473	$0	$0	$88,473
John H. Gutfreund	$20,000	$63,473	$0	$0	$83,473
John C. Hassan	$30,000	$63,473	$0	$0	$93,473
Edgar F. Heizer III	$25,000	$63,473	$0	$0	$88,473
James C. Wachtman	$12,583	$12,585	$0	$0	$25,168

(1)	Reflects the grant date of fair value is measured by ASC 718 for awards made to directors in 2012.

Unvested Stock Awards Table

The aggregate number of unvested stock awards at December 31, 2012 was:

Unvested Stock Awards
E. Anthony Woods	12,061
William F. Bahl	12,061
John H. Gutfreund	12,061
John C. Hassan	12,061
Edgar F. Heizer III	12,061
James C. Wachtman	8,440

SECURITY OWNERSHIP

OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table and notes set forth certain information with respect to the beneficial ownership of common stock, our only voting security, as of March 22, 2013 by (1) each person who is known by us to be the beneficial owner of more than 5% of our outstanding common stock, (2) each director and current named executive officer, and (3) all directors, nominee for director and current executive officers as a group, based upon 19,177,687 shares outstanding as of that date.

SEC rules provide that shares of common stock which an individual or group has a right to acquire within 60 days of March 22, 2013 are deemed to be outstanding for purposes of computing the percentage ownership of that individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown on the table.

Name and Address of Beneficial Owner	Amount and Nature of Ownership (1)		Percent of Class
T. Rowe Price Associates, Inc.	2,997,254	(2)	15.63%
100 E. Pratt Street
Baltimore, MD 21202
BlackRock Inc.	2,371,836	(3)	12.37%
40 East 52nd Street
New York, NY 10022
Coliseum Capital Management, LLC,	1,351,929	(4)	7.05%
Coliseum Capital, LLC, Coliseum Capital Partners, L.P.,
Coliseum Capital Partners II, L.P., Blackwell Partners, LLC,
Adam Gray, Christopher Shackelton
Metro Center
1 Station Place
7th Floor South
Stamford, CT 06902
Tiger Partners Trading LLC,	1,226,777	(5)	6.40%
Tiger Partners, LP, Tiger Partners PG, LLC
Tiger Management LLC, The Julian H. Robertson, Jr.
Revocable Trust,
Julian H. Robertson, Jr.
101 Park Avenue
New York, NY 10178
E. Anthony Woods, Chairman of the Board	83,292		*
William F. Bahl, Director	57,895	(6)	*
John H. Gutfreund, Director	54,595		*
John C. Hassan, Director	56,864		*
Edgar F. Heizer III, Director	36,940		*
James C. Wachtman, Director	3,593		*
Michael J. Celebrezze, Chief Executive Officer	65,830	(7)	*
Rhonda S. Sebastian, Senior Vice President of Human Resources	19,946		*
All directors and current executive officers as a group (10 persons)	404,021	(8)	2.1%

*	Less than 1%

(1)

Except as otherwise noted, the persons named in the table have sole voting and dispositive powers with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws, where applicable. For Messrs. Woods, Bahl, Gutfreund, Hassan, Heizer and Wachtman, the RSUs to be awarded on March 31, 2013 for their service as board members have not been included in this table because the number of shares is not yet determinable.

(2)

This information is based on a Schedule 13G/A filed with the SEC on February 14, 2013, in which T. Rowe Price Associates, Inc. (Price Associates) reported having sole voting power over 321,804 shares of common stock and sole dispositive power over 2,997,254 shares of common stock. These securities are owned by various individual and institutional investors including T. Rowe Price Health Sciences Fund, Inc. which owns 1,000,000 shares, which Price Associates serves as an investment adviser with power to direct investments and/or sole power to vote the securities. For the purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(3)	This information is based on a Schedule 13G/A filed with the SEC on March 6, 2013, in which BlackRock, Inc. reported having sole voting and dispositive powers over 2,371,836 shares of common stock.
(4)

This information is based on a Schedule 13G/A filed with the SEC on February 14, 2013. According to this filing, Coliseum Capital Management, LLC, Coliseum Capital, LLC, Coliseum Capital Partners, L.P., Coliseum Capital Partners II, L.P., Blackwell Partners, LLC, Adam Gray, and Christopher Shackelton have shared voting and dispositive powers over 1,351,929 shares of common stock.

(5)

This information is based on a Schedule 13G/A filed with the SEC on February 14, 2013. According to this filing, Tiger Partners Trading LLC, Tiger Partners, LP, Tiger Partners GP LLC, Tiger Management LLC, Julian H. Robertson, Jr. Revocable Trust and Julian H. Robertson, Jr. have shared voting and dispositive powers over 1,226,777 shares of common stock.

(6)	Includes for Mr. Bahl 57,895 shares in his trust.
(7)	Includes for Mr. Celebrezze 18,381 shares issuable upon the exercise of vested stock options and 47,449 shares held by his trust.
(8)	Includes 18,381 shares issuable upon the exercise of vested stock options held by such persons.

CERTAIN TRANSACTIONS

Related persons include our executive officers, directors, director nominees, beneficial owners of 5% or more of our common stock and immediate family members of these persons. The Audit Committee is responsible for reviewing and approving or ratifying related-person transactions that would require approval under the proxy rules or which would affect independence under our principles of corporate governance. If an Audit Committee member or his or her family member is involved in a related-person transaction, the member will not participate in the approval or ratification of the transaction. In instances where it is not practicable or desirable to wait until the next meeting of the Audit Committee for review of a related-person transaction, the Chair of the Audit Committee (or, if the Chair or his or her family member is involved in the related-person transaction, any other member of the Audit Committee) has delegated authority to act between Audit Committee meetings for these purposes. A report of any action taken pursuant to delegated authority must be made at the next Audit Committee meeting.

For the Audit Committee to approve a related-person transaction, it must be satisfied that it has been fully informed of the interests, relationships and actual or potential conflicts present in the transaction and must believe that the transaction is fair to us. The Audit Committee also must believe, if necessary, that we have developed a plan to manage any actual or potential conflicts of interest. The Audit Committee may ratify a related-person transaction that did not receive pre-approval if it determines that there is a compelling business or legal reason for us to continue with the transaction, the transaction is fair to us and the failure to comply with the policy’s pre-approval requirements was not due to fraud or deceit.

During 2012, there were no transactions or series of transactions involving the Company and any of its executive officers, directors, holders of more than 5% of our common stock or any immediate family member of any of the foregoing persons that are required to be disclosed pursuant to Item 404 of Regulation S-K under the Securities Exchange Act of 1934, as amended.

Any situation that might be construed as disqualifying a director as “independent” will be brought to the attention of the Nominating and Governance Committee, which will make a recommendation to the Board regarding the director’s continued service on Board Committees.

2014 ANNUAL MEETING OF STOCKHOLDERS

In order for any stockholder proposal to be eligible for inclusion in our Proxy Statement and on our proxy card for the 2014 Annual Meeting of Stockholders, it must be received by our Secretary at the address shown on the cover of this Proxy Statement prior to the close of business on December 3, 2013. Any proposal received after such date will be considered untimely. In accordance with the Bylaws, any stockholder who intends to propose any other matter to be acted upon at the 2014 Annual Meeting (but not include such proposal in our Proxy Statement) must inform us no later than February 14, 2014. If notice is not provided by that date, the persons named in our proxy for the 2014 Annual Meeting will be allowed to exercise their discretionary authority to vote upon any such proposal without the matter having been discussed in the Proxy Statement for the 2014 Annual Meeting.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors, and persons who beneficially own more than ten percent of our equity securities, to file reports of security ownership and changes in that ownership with the SEC. Officers, directors and greater than ten-percent beneficial owners also are required to furnish us with copies of all Section 16(a) forms they file. Based upon a review of copies of these forms, we believe that all Section 16(a) filing requirements were complied with on a timely basis during and for 2012.

STOCKHOLDER COMMUNICATIONS

The Board has established a process for stockholders to communicate with members of the Board. A stockholder should direct his or her communication in writing to the attention of our Secretary at the address shown on the cover of this Proxy Statement. The Secretary will forward the communication to the Board.

HOUSEHOLDING PROXY MATERIALS

We have adopted a procedure approved by the SEC called “householding” that will reduce our printing costs and postage fees. Under this procedure, multiple stockholders residing at the same address will receive a single copy of the Annual Report on Form 10-K, Proxy Statement or notice, as applicable, unless the stockholders notify us that they wish to receive individual copies. Stockholders may revoke their consent to householding at any time by contacting us, either by calling us at (513) 792-5629 or by writing to our Secretary at the address set forth on the front page of this Proxy Statement. We will remove you from the householding program within 30 days of receipt of your Notice, after which you will receive an individual copy of the Annual Report on Form 10-K, Proxy Statement or notice, as applicable.

REQUESTS FOR CERTAIN DOCUMENTS

You may obtain without charge our Form 10-K for the fiscal year ended December 31, 2012, or any of the other corporate governance documents referred to in this Proxy Statement by writing to our Secretary at our address shown on the cover page of this Proxy Statement or calling 513-792-5629. These also are available on the SEC’s website at www.sec.gov or on our website at www.lasikplus.com.

*** Exercise Your Right to Vote ***

Important Notice Regarding the Availability of Proxy Materials for the

Shareholder Meeting to Be Held on May 21, 2013

Meeting Information
LCA-VISION INC.	Meeting Type: Annual Meeting
For holders as of: March 22, 2013
Date: May 21, 2013 Time: 10:00 AM EST
	Location:	The Queen City Club
331 East Fourth Street
Cincinnati, Ohio 45202

C/O BROADRIDGE PO BOX 1342 BRENTWOOD, NY 11717	You are receiving this communication because you hold shares in the above named company.

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.
See the reverse side of this notice to obtain proxy materials and voting instructions.

Before You Vote

How to Access the Proxy Materials

Proxy Materials Available to VIEW or RECEIVE:

  1. Notice & Proxy Statement         2. Annual Report / 10-K

  How to View Online:

  Have the information that is printed in the box marked by the arrow (located on the following page)

  and visit: www.proxyvote.com.

  How to Request and Receive a PAPER or E-MAIL Copy:

  If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:

                                1) BY INTERNET:         www.proxyvote.com

                                 2) BY TELEPHONE:     1-800-579-1639

                                 3) BY E-MAIL*:             sendmaterial@proxyvote.com

  *   If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow (located on the following page) in the subject line.

  Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before May 07, 2013 to facilitate timely delivery.

How To Vote

Please Choose One of the Following Voting Methods

Vote In Person: Many shareholder meetings have attendance requirements including, but not limited to, the possession of an   attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares.

  Vote By Internet: To vote now by Internet, go to www.proxyvote.com. Have the information that is printed in the box marked by the arrow available and follow the instructions.

  Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

Voting items
The Board of Directors recommends you vote FOR the following:

1.	Election of Directors

Nominees

01	William F. Bahl 02 John C. Hassan 03 Edgar F. Heizer III 04 James C. Wachtman 05 E. Anthony Woods

The Board of Directors recommends you vote FOR proposals 2 and 3.

2	Ratification of Ernst & Young LLP as independent auditors of the company for the fiscal year ending December 31, 2013.

3	Advisory vote to approve named executive officer compensation.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. on May 20, 2013. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. on May 20, 2013. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
1.	Election of Directors		☐	☐	☐
Nominees
01	William F. Bahl 02 John C. Hassan 03 Edgar F. Heizer III 04 James C. Wachtman 05 E. Anthony Woods
The Board of Directors recommends you vote FOR proposals 2 and 3.								For	Against	Abstain
2	Ratification of Ernst & Young LLP as independent auditors of the company for the fiscal year ending December 31, 2013.							☐	☐	☐
3	Advisory vote to approve named executive officer compensation.							☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

	Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report / 10-K is/are available at www.proxyvote.com.

PROXY LCA-VISION INC. 7840 Montgomery Road Cincinnati, OH 45236

    THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby appoints Michael J. Celebrezze and Amy F. Kappen, and each of them with full power of substitution, as proxies to vote as designated on the reverse side, for and in the name of the undersigned, all shares of stock of LCA-Vision Inc. which the undersigned is entitled to vote at the Annual Meeting of the Stockholders of said Company scheduled to be held May 21, 2013 at 10:00 a.m. ET at The Queen City Club, 331 East Fourth Street, Cincinnati, Ohio 45202 or at any adjournment or recess thereof. A properly signed proxy that gives no direction will be voted in accordance with the recommendation of the Board of Directors or, if there is none, in accordance with their best judgment.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side